Exhibit 99.1

      Alaska Communications Reports First Quarter 2005 Results;
       Revenue Increases to $77.4 Million from $75.4 Million in
     Fourth Quarter 2004; EBITDA Up 23% to $27.6 Million Compared
                        to First Quarter 2004

    ANCHORAGE, Alaska--(BUSINESS WIRE)--May 2, 2005--

   Wireless Revenue Up 47% Compared to First Quarter 2004 and Sixth
            Consecutive Quarter of Record Subscriber Growth

    Alaska Communications Systems Group, Inc. ("ACS") (Nasdaq:ALSK) today reported financial results for its first quarter ended March 31, 2005.
    "Execution of ACS' strategic priorities remains on track in 2005," stated Liane Pelletier, ACS president and chief executive officer. "Completing a series of key financial transactions in the first quarter, we strengthened our financial structure and lowered our cost of capital. Consequently, the company has never been better positioned financially."
    Pelletier added, "We continue to drive profitable revenue growth by increasing retail relationships. In both the business and consumer segments, our wireless and data product lines are most often used to establish new relationships, into which we upsell local and long distance. With those steps, we help make the customer's life easier as we grow ACS' share of wallet. The full range of market-facing activities is complemented by an organization-wide emphasis on process improvement. Each to varying degrees, the ten process improvement teams launched at the end of 2004 are focused on streamlining the customer experience, driving cost efficiency and stimulating revenue productivity."
    "In terms of investing behind the growth, we have found that the market reception of our CDMA-based products coupled with our more efficient build procedures are allowing ACS to complete the deployment of our statewide CDMA network on an accelerated basis and remain within capex guidance. Finally, the volumes of traffic generated across our various network platforms prompted us to initiate the process of exercising ACS' option to assume additional fiber capacity within the state."

    Financing Transactions

    During the quarter, ACS issued and sold approximately 9.9 million new common shares in a public offering, receiving total net proceeds of approximately $76.5 million after payment of underwriting discounts and other stock issuance costs. Additionally, a series of debt transactions were completed, including:

    -- Entry into a new $380 million senior secured credit facility, consisting of a $335 million term loan facility and a $45 million revolving credit facility;

    -- Entry into two 5-year interest rate swaps: one rate swap fixing $135 million of the new senior secured term loan at 6.13% and a second swap fixing $85 million of the senior secured term loan at 6.50%;

    -- Repayment of the outstanding balance of $198.0 million under the previous senior secured credit facility;

    -- Repurchase of approximately $59.4 million outstanding principal amount of 9.875% senior notes due 2011; and

    -- Repurchase of all of the $147.5 million outstanding principal amount of 9.375% senior subordinated notes due 2009.

    As a result, total debt declined by $66.5 million from December 31, 2004, to $461.1 million, as of March 31, 2005. In addition, as of the end of first quarter 2005, ACS had fixed rates on 75 percent of its total debt and floating rates on the remaining $115 million generally bearing interest at LIBOR plus 200 basis points.
    David Wilson, ACS senior vice president and chief financial officer, said, "This lower cost capital structure, in conjunction with our confidence in the continued strength of our cash flows, contributed to the decision in March to increase ACS' quarterly cash dividend to $0.20 per share, an 8 percent increase over the prior dividend rate of $0.185. In addition, we have initiated a dividend reinvestment and direct stock purchase plan providing a convenient and cost-effective way for investors to purchase ACS common stock."

    Quarterly Financial Highlights

    For the first quarter ending March 31, 2005:

    -- Revenues were $77.4 million, which represented a 2.6 percent increase over first quarter 2004 revenues of $75.4 million;

    -- EBITDA increased by 23.5 percent to $27.6 million from $22.4 million for the first quarter of 2004, which was impacted by $3.5 million of restructuring charges;

    -- Operating income increased 136 percent to $7.3 million compared to the first quarter 2004; and

    -- Net loss increased to $28.2 million from $8.8 million and to a loss of $0.77 per share from $0.30 per share in the prior year. The increase in net loss is attributable to an increase in interest expense, which rose to $36.0 million from $12.1 million. Interest expense included $26.2 million of non-recurring charges associated with our accretive debt restructuring, comprised of $12.8 million of tender premiums and $13.4 million for the write off of unamortized debt issuance costs and settlement of original issue discounts.

    Wilson added, "Our effective execution against strategic priorities is evident in our first quarter results. Standout areas of performance include wireless, in which a 47.0 percent increase in revenue paired with an operating expense increase of just 20.9 percent drove wireless EBITDA margins from 31.7 percent to 43.8 percent. In addition, Internet and interexchange services recorded year-over-year revenue increases and simultaneous decreases in associated costs."
    "Cash used in operating activities in the quarter was $5.2 million and uses included a settlement of tender premiums and accrued interest expense of $12.8 million and $7.3 million, respectively. As a result, ACS closed the quarter with a cash balance of $68.2 million. Looking ahead, we are confident that we have the right business model and mix of assets in the right market to sustain and grow cash flow over time."

    Metric Highlights: First Quarter 2005 Compared to Fourth Quarter
2004

    Wilson commented, "Postpaid wireless is the primary driver of growth for ACS, and we continue to deliver compelling results against four key factors that demonstrate the strength of our product offerings and customer loyalty. We are rapidly growing our postpaid subscriber base, which increased by 5.2 percent sequentially to 88,200. Postpaid ARPU continues to move higher resulting from the depth of our product offering and the advent of CETC revenue, increasing 21.1 percent to $53.28 compared to $43.98 in the first quarter of last year. The cost of gross additions remains consistently low at ACS and was less than $200 per subscriber in the first quarter. Lastly, our postpaid churn rate is industry leading coming in at 1.6 percent per month for the latest quarter.
    "At the end of the first quarter, we performed a review of our subscriber count methodology for prepaid wireless and determined that we would cease to count subscribers whose accounts had been inactive for six months. While this resulted in a 2,300 reduction in our prepaid base, it had no impact on previously reported revenue, net income or cash flows."
    ACS recorded the following for the first quarter 2005 compared to the fourth quarter 2004:

    -- Increased the total number of retail customer relationships across all product lines by approximately 2,600 to over 398,800 total.

    -- Recorded a sixth consecutive quarter of record subscriber growth by adding approximately 1,600 wireless subscribers, bringing the total to approximately 102,300. Churn, inclusive of a 2,300 reduction in prepaid subscribers, averaged 2.4 percent per month.

    -- Recorded wireless average revenue per unit (ARPU) of $48.65, inclusive of CETC revenue of $3.37, compared to $45.17.

    -- Increased digital subscriber lines (DSL) 9.7 percent to over 27,100 as a result of increased emphasis on marketing activities.

    -- Increased long distance subscribers almost 1,500 to 48,500 customers, a 3.2 percent increase, principally as a result of a focused selling effort and the bundling of the long distance product with other ACS services.

    -- Recorded over 289,100 total local network access lines, which reflects a 510 line reduction due to a reclassification of revenue generating trunk lines used to service cellular carriers rather than end user lines. Net of this reclassification, access lines decreased by approximately 5,800 lines, or 2.0 percent, which is reflective of industry trends.

    Business Outlook

    For the year 2005, ACS reiterates its previous outlook: Revenue for the full year is expected to be in the range from $310 million to $320 million and EBITDA to be in the range from $108 million to $112 million.
    Net cash interest expense is expected to decline to approximately $31 million, pro forma for the first quarter debt restructuring being in place from January 1, 2005. ACS expects capital expenditures for 2005 to range from $65 million to $70 million, comprised of maintenance capital expenditures of approximately $35 million and pre-funded growth capital expenditures of between $30 million and $35 million.

    Conference Call

    The company will host a conference call and live webcast today at 5:00 p.m. Eastern Time to discuss first quarter results. For parties in the United States and Canada, call 800-218-0204 to access the earnings call. International parties can access the call at 303-262-2075.
    The live webcast of the conference call is accessible from the "Investor Relations" section of the company's website www.alsk.com. The webcast will be archived for a period of 90 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run until Friday, May 6, 2005 midnight Eastern time. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter pass code 11028616. International parties should call 303-590-3000 and enter pass code 11028616.

    About Alaska Communications Systems

    ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. More information can be found on the company's website at www.acsalaska.com or at its investor site at www.alsk.com.

    Forward Looking EBITDA Guidance

    This press release includes management's estimate of EBITDA for the year ended December 31, 2005. Management believes the most directly comparable GAAP measure would be "Net cash provided by operating activities." Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, the Company is not providing an estimate of year-end net cash provided by operating activities at this time.

    Safe Harbor Statement

    Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The company's financial planning is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of ACS. Important assumptions and other important factors, including risk factors, which could cause actual results to differ materially from those in the forward-looking statements, are specified in the company's Form 10-K for the year ended December 31, 2004 and other filings with the SEC, including under headings such as "Risk factors" and "Management's discussion and analysis of financial condition and results of operations." The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

    Tables Follow



                                                            Schedule 1

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
         (Unaudited, in Thousands, Except per Share Amounts)


                                                   Three Months Ended
                                                       March 31,
                                                  --------------------
                                                      2005      2004
                                                  ----------- --------
Operating revenues:
     Local telephone                                $51,565   $55,832
     Wireless                                        17,056    11,601
     Internet                                         5,061     4,613
     Interexchange                                    3,726     3,409
                                                  ----------- --------
          Total operating revenues                   77,408    75,455

Operating expenses:
     Local telephone                                 30,523    32,574
     Wireless                                         9,582     7,928
     Internet                                         5,237     7,506
     Interexchange                                    4,400     5,016
     Depreciation and amortization                   20,413    19,106
     Loss (gain) on disposal of assets, net             (68)      227
                                                  ----------- --------
          Total operating expenses                   70,087    72,357

Operating income                                      7,321     3,098

Other income and expense:
     Interest expense                               (35,970)  (12,052)
     Interest income                                    494       242
     Equity in income of investments                      4         4
     Other                                              (49)      (61)
                                                  ----------- --------
          Total other income (expense)              (35,521)  (11,867)
                                                  ----------- --------

Loss before income taxes                            (28,200)   (8,769)

Income tax benefit (expense)                              -         -
                                                  ----------- --------

Net loss                                           $(28,200)  $(8,769)
                                                  =========== ========

Loss per share - basic and diluted:
     Net loss                                        $(0.77)   $(0.30)
                                                  =========== ========

Weighted average shares outstanding:
     Basic                                           36,730    29,333
                                                  =========== ========
     Diluted                                         36,730    29,333
                                                  =========== ========


                                                            Schedule 2

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                     CONSOLIDATED BALANCE SHEETS
          (Unaudited, In Thousands Except Per Share Amounts)


                                               March 31,  December 31,
                     Assets                      2005         2004
                                              ----------- ------------
Current assets:
    Cash and cash equivalents                   $63,466       $85,860
    Restricted cash                               4,690         4,690
    Accounts receivable-trade, net of
     allowance of $4,895 and $4,869              38,440        39,413
    Materials and supplies                        7,056         6,623
    Prepayments and other current assets          4,419         3,724
                                              ----------- ------------
        Total current assets                    118,071       140,310

Property, plant and equipment                 1,068,740     1,061,767
Less: Accumulated depreciation and
 amortization                                   668,596       649,455
                                              ----------- ------------
    Property, plant and equipment, net          400,144       412,312

Goodwill                                         38,403        38,403
Intangible Assets                                21,826        21,871
Debt issuance costs                              14,294        15,482
Deferred charges and other assets                 9,337         8,749
                                               ---------- ------------
Total assets                                   $602,075      $637,127
                                               ========== ============

            Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
    Current portion of long-term obligations       $393        $2,298
    Accounts payable-affiliate                    2,686         3,973
    Accounts payable, accrued and other
     current liabilities                         48,862        53,843
    Advance billings and customer deposits        8,893         8,948
                                               ---------- ------------
        Total current liabilities                60,834        69,062

Long-term obligations, net of current portion   457,321       523,591
Other deferred credits and long-term
 liabilities                                     74,784        77,916
Commitments and contingencies

Stockholders' equity (deficit):
    Preferred stock, no par, 5,000 authorized,
     no shares issued and outstanding                 -             -
    Common stock, $.01 par value; 145,000
     shares authorized, 45,167 and
     35,245 shares issued and 40,617 and
     30,695 outstanding, respectively               452           352
    Treasury stock, 4,549 shares at cost        (18,443)      (18,443)
    Paid in capital in excess of par value      350,493       287,966
    Accumulated deficit                        (321,292)     (298,786)
    Accumulated other comprehensive loss         (2,074)       (4,531)
                                               ---------- ------------
        Total stockholders' equity (deficit)      9,136       (33,442)
                                               ---------- ------------
Total liabilities and stockholders' equity     $602,075      $637,127
                                               ========== ============


                                                            Schedule 3

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
            CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                      (Unaudited, in Thousands)

                                                    Three Months Ended
                                                         March 31,
                                                       2005    2004
                                                    --------- --------

Cash Flows from Operating Activities:
    Net loss                                        $(28,200) $(8,769)
    Adjustments to reconcile net income to net cash
     provided by operating activities:
        Loss (gain) on disposal of assets and asset
         impairments                                     (68)     227
        Depreciation and amortization                 20,413   19,106
        Amortization of debt issuance costs,
         warrants and original issue discount         13,807      928
        Other deferred credits                        (4,082)  (2,285)
        Changes in components of working capital:
             Accounts receivable and other current
              assets                                    (155)   4,964
             Accounts payable and other current
              liabilities                             (8,784)  (8,658)
             Deferred charges and other assets         1,869      206
                                                    --------- --------

Net cash (used) provided by operating activities     $(5,200)  $5,719

Cash Flows from Investing Activities:
    Construction & capital expenditures               (7,182) (10,356)
                                                    --------- --------
             Net cash used by investing activities    (7,182) (10,356)

Cash Flows from Financing Activities:
    Repayments of long-term debt                    (405,157)    (828)
    Proceeds from the issuance of long-term debt,
     net of discounts                                335,000        -
    Debt issuance costs                              (10,637)       -
    Payment of stock dividend                         (5,679)       -
    Purchase of treasury stock                             -      (63)
    Issuance of common stock                          84,278        9
    Stock issuance costs                              (7,817)       -
                                                    --------- --------
             Net cash used by financing activities   (10,012)    (882)

Decrease in cash                                     (22,394)  (5,519)

Cash, Beginning of period                             85,860   97,798
                                                    --------- --------

Cash, End of period                                  $63,466  $92,279
                                                    ========= ========

Supplemental Cash Flow Data:
    Interest paid                                    $30,915  $11,876
                                                    ========= ========
    Income taxes paid, net of refund                      $-   $1,120
                                                    ========= ========

Supplemental Noncash Transactions:
    Interest rate swap marked to market               $2,457       $-
                                                    ========= ========
    Dividend declared, but not paid                  $(8,140)      $-
                                                    ========= ========


                                                            Schedule 4

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                 SCHEDULE OF LOCAL TELEPHONE REVENUES
                      (Unaudited, in Thousands)
                                                    Three Months Ended
                                                         March 31,
                                                    ==================
                                                       2005    2004
                                                    ========= ========

Local telephone revenues:
    Local network service                            $22,218  $22,753
    Network access revenue                            23,350   27,695
    Deregulated and other                              5,997    5,384
                                                    --------- --------
        Local telephone revenues                     $51,565  $55,832
                                                    ========= ========


                                                            Schedule 5


              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                    SCHEDULE OF EBITDA CALCULATION
                      (Unaudited, in Thousands)

                                                    Three Months Ended
                                                         March 31,
                                                     =================
                                                       2005     2004
                                                     ======== ========
Net loss                                            $(28,200) $(8,769)
    Add (subtract):
         Interest expense                             35,970   12,052
         Interest income                                (494)    (242)
         Depreciation and amortization                20,413   19,106
         (Gain) loss on disposal of assets and asset
          impairment charges, net                        (68)     227
                                                     -------- --------
              EBITDA                                 $27,621  $22,374
                                                     ======== ========

Note: In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. The Company has disclosed its net gain before interest expense, provisions for taxes, depreciation expense, amortization expense (EBITDA) because the Company believes it is an important indicator as it provides information about our ability to service debt, pay dividends and fund capital expenditures. EBITDA is not a GAAP measure and should not be considered a substitute for net income and loss and other measures of financial performance recorded in accordance with GAAP.

         The calculation of "EBITDA" as presented in this press release differs from the calculation of, and therefore is not directly comparable to, "Indenture EBITDA" as presented in ACS' prospectus supplement, dated January 26, 2005, primarily because the calculation of "Indenture EBITDA" allows for adjustments that meet the criteria of being "non-cash", "extraordinary" or otherwise "non recurring" in nature.


                                                           Schedule 6A

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                       KEY OPERATING STATISTICS
                             (Unaudited)
                                             March   December  March
                                               31,      31,      31,
                                              2005     2004     2004
                                            ======== ======== ========
Local telephone:
    Retail access lines(a)                  204,458  207,395  213,784
    Wholesale access lines                   15,897   16,590   20,068
    UNE loop lines                           62,263   64,589   69,624
    UNE platform lines                        6,551    6,365    5,178
                                            -------- -------- --------
    Total local telephone access lines      289,169  294,939  308,654
                                            ======== ======== ========

    Average local telephone access lines
     for the quarter                        292,054  298,073  309,805
    Average local telephone revenue per
     line for the quarter                    $58.85   $56.99   $60.07
    Quarterly growth rate in local
     telephone access lines                    -2.0%    -2.1%    -0.7%

Wireless
    Covered population                      482,251  482,251  480,422

    Post paid cellular subscribers           88,174   83,828   72,998
         Average post paid cellular
          subscribers                        86,001   81,478   72,191
         Quarterly growth rate - post paid
          cellular subscribers                  5.2%     5.9%     2.3%

         Activations for the quarter          8,653    9,393    4,029
         Deactivations for the quarter        4,307    4,692    2,414
         Average monthly churn for the
          quarter                               1.6%     1.8%     1.1%

         Average monthly revenue per
          subscriber for the quarter(c)      $53.28   $50.34   $43.98

    Prepaid cellular subscribers              8,560   10,404    8,393
    Wholesale cellular subscribers            5,545    6,425    6,600

    Total cellular subscribers              102,279  100,657   87,991
         Average subscribers for the
          quarter                           101,468   98,093   87,504
         Quarterly growth rate                  1.6%     5.4%     1.1%

         Activations for the quarter          9,382   10,642    5,561
         Deactivations for the quarter        7,760    5,514    4,587
         Average monthly churn for the
          quarter                               2.4%     1.7%     1.7%

         Penetration                           21.2%    20.9%    18.3%
         Quarterly minutes of use (000's)(b) 92,907   90,483   72,156

         Average monthly revenue per
          subscriber for the quarter(c)      $48.65   $45.17   $40.30

Long Distance:
    Long distance subscribers                48,542   47,050   42,053
    Quarterly minutes of use (000's)         36,557   34,779   32,139
    Average subscribers for the quarter 47,796 45,692 42,610 Average monthly revenue per subscriber
     for the quarter                         $25.99   $26.09   $26.67

Internet:
     DSL subscribers                         27,115   24,711   19,433
     Dial-Up and other service subscribers   21,984   22,842   26,257
                                            -------- -------- --------
       Total Internet subscribers            49,099   47,553   45,690
                                            ======== ======== ========

    Average subscribers for the quarter      48,326   46,924   45,876
    Average monthly DSL & dial up revenue
     per subscriber for the quarter(d)       $30.55   $28.86   $28.06


(a) Prior period retail access lines impacted by change in line count methodology.
(b) Wireless MOU have been restated to include prepaid airtime certificates.
(c) Wireless ARPU has been restated to better reflect ongoing revenue derived from ACS's wireless customers. The restated ARPU excludes equipment sales, space and power, foreign roaming (non-ACS customers roaming on ACS's network) and access termination revenue. Previously, wireless ARPU was based on all wireless revenues, including those that were not derived from ACS's customer base. In addition, ACS has been granted competitive eligible telecommunications carrier status (CETC) in the first Q of 2005 which added $3.37 to cellular ARPU.
(d) Internet ARPU has been restated to include only DSL and dial-up revenues. Previously, internet ARPU included all internet revenues; however, the customer base included only DSL and dial-up subscribers. The restated ARPU provides consistency between revenues and customer counts.

                                                           Schedule 6B

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                       KEY OPERATING STATISTICS
                             (Unaudited)


                                    March 31, December 31,     Net
                                      2005        2004       Movement
                                    ========= ============= ==========

Local telephone retail access lines  204,458       207,395     (2,937)

Wireless subscribers                 102,279       100,657
  Less adjustment for resellers       (5,545)       (6,425)
                                    --------- -------------
                                      96,734        94,232      2,502
                                    ========= =============

Long distance subscribers             48,542        47,050      1,492

DSL and dial up subscribers           49,099        47,553      1,546
                                    --------- ------------- ----------
                  Total              398,833       396,230      2,603
                                    ========= ============= ==========


                                                            Schedule 7

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                      SCHEDULE OF FREE CASHFLOWS
                      (Unaudited, in Thousands)

                                                    Three Months Ended
                                                        March 31,
                                                    ==================
                                                       2005     2004
                                                    ========= ========

Net cash (used) provided by operating activities     $(5,200)  $5,719

    Total construction and capital expenditures       (7,182) (10,356)
                                                    --------- --------

Free Cashflow                                        (12,382)  (4,637)

    CDMA Growth                                          597    2,050
                                                    --------- --------

Adjusted free cashflow                              $(11,785) $(2,587)
                                                    ========= ========

Note: In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. The Company has disclosed net cashflow provided by operations net of total construction and capital expenditures (free cashflow) and free cashflow adjusted for growth capital investments in CDMA wireless technology, which the Company plans to fund from existing cash reserves (Adjusted free cashflow). The Company believes it is an important indicator because it provides information about our ability to service debt and pay dividends. Free cashflow and adjusted free cashflow are not GAAP measures and should not be considered a substitute for increase (decrease) in cash and other measures of financial performance recorded in accordance with GAAP.

    CONTACT: ACS
             Mary Ann Pease, 907-297-3000 (Media)
             mpease@acsalaska.com
             or
             Lippert/Heilshorn & Associates (for ACS Investors)
             Kirsten Chapman, 415-433-3777
             David Barnard, 415-433-3777
             david@lhai-sf.com